Exhibit 99.1

China Carbon Graphite Group Reports Second Quarter 2013 Financial Results

INNER MONGOLIA, China, Aug. 15, 2013 /PRNewswire/ -- China Carbon Graphite Group, Inc. (CHGI) ("China Carbon" or the "Company"), the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top manufacturers of carbon and graphite products, today announced its financial results for the second quarter ended June 30, 2013.

Mr. Donghai Yu, Chief Executive Officer of China Carbon, commented, "As China's steel industry continued to battle with over-capacity, slowing demand growth, and deteriorating steel prices, the graphite industry remained challenged during the second quarter of 2013. The difficult industry environment was reflected in our disappointing financial results for the second quarter. However, graphite prices had stabilized during the second quarter and likely bottomed in our view. Looking ahead, we expect the graphite industry to recover in 2014 as demand increases and competition eases when more small players are forced to exit the market during this downturn."

Second Quarter 2013 Financial Results

	Three Months Ended June 30
	2013		2012
	Sales	% of Total	Sales	% of Total
Graphite Electrodes	$1,579,942	58.2%	$1,497,743	12.6%
Fine Grain Graphite	916,953	33.8%	5,307,387	44.7%
High Purity Graphite	13,574	0.5%	4,902,424	41.3%
Others	203,784	7.5%	169,989	1.4%
Total	$2,714,254	100.0%	$11,877,543	100.0%

Sales: For the three months ended June 30, 2013, sales decreased by $9.16 million, or 77.1%, to $2.71 million from $11.88 million for the second quarter of 2012. The decrease in sales was mainly due to industry-wide demand weakness for our products as a result of continued struggles of steel manufacturers. Demand for our fine grain graphite and high purity graphite products was particularly weak during the second quarter with sales decreasing 82.7% and 99.7% to $0.92 million and $0.01 million, respectively. Sales of graphite electrodes increased 5.5% to $1.58 million while sales of semi-processed and other types of products grew 19.9% to $0.20 million.

Gross Income (Loss): Gross profit for the second quarter of 2013 was ($1.03) million, compared to gross profit of $2.89 million for the same period of last year. Gross margin decreased to (38.1%) for the second quarter of 2013 from 24.4% for the same period of last year. The decrease in gross margin was mainly due to increased percentage of low margin product sales, increased depreciation allocated to the cost of goods sold due to the transfer of construction in progress to property and equipment since the end of 2012, and increased fixed cost allocation as a result of decreased production volume.

Operating Income (Loss):

Selling Expenses:

Selling expenses decreased by 31.8% to $0.03 million for the second quarter of 2013 from $0.02 million for the same period of last year. The decrease was mainly due to decreased sales commission and lower shipping and handling expenses during the three months ended June 30, 2013 as compared to the three months ended June 30, 2012, which was resulted from lower sales.

General and Administrative Expenses:

General and administrative expenses increased by $6.23 million, or 532.4%, to $7.40 million for the second quarter of 2013 from $1.17 million for the same period of last year. The increase in general and administrative expenses was mainly due to increased consulting expenses and increased inventory impairment expenses for the three months ended June 30, 2013 compared to the three months ended June 30, 2012.

Depreciation and Amortization Expenses:

Depreciation and amortization expenses increased by $0.19 million, or 33.3%, to $0.74 million for the second quarter of 2013 from $0.56 million for the same period of last year. The increase in depreciation and amortization expenses was due to additional fixed assets placed in service.

Operating expenses totaled $7.47 million for the second quarter of 2013, compared to $1.25 million for the same period of 2012, an increase of $6.23 million, or 499.6%. Operating income decreased by $10.15 million, or 616.9%, to ($8.51) million for the second quarter of 2013 from $1.65 million for the same period of last year.  As a result of the factors described above, operating income (loss) margin was (313.4%) for the second quarter of 3013, compared to 13.9% for the second quarter of last year.

Net Income (Loss): Net loss available to common stockholders was ($9.45) million, or ($0.37) per diluted share, for the second quarter of 2013, compared to net income available to common stockholders of $0.87 million, or $0.04 per diluted share, for the second quarter of 2012.

Six Months Ended June 30, 2013 Financial Results

	Six Months Ended June 30
	2013		2012
	Sales	% of Total	Sales	% of Total
Graphite Electrodes	$1,660,902	28.8%	$2,645,516	12.1%
Fine Grain Graphite	2,331,909	40.4%	9,776,198	44.6%
High Purity Graphite	1,505,095	26.1%	9,260,948	42.2%
Others	297,266	5.1%	256,091	1.2%
Total	$5,775,172	100.0%	$21,938,753	100.0%

Sales: For the six months ended June 30, 2013, sales decreased by $16.16 million, or 73.7%, to $5.78 million from $21.94 million for same period of last year. The decrease in sales was mainly due to industry-wide demand weakness for our products as a result of continued struggles of steel manufacturers. Demand for our fine grain graphite and high purity graphite products was particularly weak for the six months ended June 30, 2013 with sales decreasing 76.1% and 83.7% to $2.33 million and $1.51 million, respectively. Sales of graphite electrodes also decreased by 37.2% to $1.66 million.  Sales of semi-processed and other types of products grew 16.1% to $0.30 million.

Gross Income (Loss): Gross profit (loss) for the six months ended June 30, 2013 was ($1.29) million, compared to gross profit of $5.81 million for the same period of last year. Gross margin decreased to (22.4%) for the six months ended June 30, 2013 from 26.5% for the same period of last year. The decrease in gross margin was mainly due to increased percentage of low margin product sales, increased depreciation allocated to the cost of goods sold due to the transfer of construction in progress to property and equipment since the end of 2012, and increased fixed cost allocation as a result of decreased production volume.

Operating Income (Loss):

Selling Expenses:

Selling expenses decreased by $0.04 million, or 50.2%, to $0.04 million for the six months ended June 30, 2013 from $0.08 million for the same period of last year. The decrease was mainly due to decreased sales commission and lower shipping and handling expenses during the six months ended June 30, 2013 as compared to the same period of last year, which resulted from lower sales.

General and Administrative Expenses:

General and administrative expenses increased by $5.76 million, or 285.1%, to $7.79 million for the six months ended June 30, 2013 from $2.02 million for the same period of last year. The increase in general and administrative expenses was mainly due to increased consulting expenses and increased inventory impairment expenses for the six months ended June 30, 2013 compared to the same period of last year.

Depreciation and Amortization Expenses:

Depreciation and amortization expenses increased by $0.04 million, or 2.58%, to $1.40 million for the six months ended June 30, 2013 from $1.36 million for the same period of last year. The increase in depreciation and amortization expenses was due to additional fixed assets placed in service.

Operating expenses totaled $7.94 million for the six months ended June 30, 2013, compared to $2.20 million for the same period of last year, an increase of $5.74 million, or 260.8%. Operating income decreased by $12.85 million, or 356.0%, to ($9.24) million for the six months ended June 30, 2013 from $3.61 million for the same period of last year.  As a result of the factors described above, operating income (loss) margin was (159.9%) for the six months ended June 30, 2013, compared to 16.4% for the same period of last year.

Net Income (Loss): Net loss available to common stockholders was ($10.96) million, or ($0.43) per diluted share, for the six months ended June 30, 2013, compared to net income available to common stockholders of $1.11 million, or $0.05 per diluted share, for the same period of 2012.

Financial Position

As of June 30, 2013, the Company had cash and cash equivalents of $0.36 million, restricted cash of $27.37 million, and short-term bank loans of  $45.78 million. Net cash used in operating activities was ($5.23) million for the six months ended June 30, 2013, compared to net cash provided by operating activities of $1.83 million for the same period of last year.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures graphite and carbon based products in China. The company is the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by the Ministry of Science & Technology as a "National Hi-tech Enterprise," a distinction that the Company still holds. Of the more than 400 carbon graphite producers in China, China Carbon Group Inc. is the only non-state-owned company to receive this honor. For more information, please visit http://www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors set forth in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

Company Contact:

Donghai Yu, CEO
China Carbon Graphite Group Inc.
Email: ir@chinacarboninc.com
Website: http://www.chinacarboninc.com

Investor Relations Contact:

Tina Xiao
Weitian Group LLC
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com,
Website: http://www.weitian-ir.com

China Carbon Graphite Group, Inc. and subsidiaries
Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
ASSETS

Current Assets
Cash and cash equivalents	$356,102	$129,746
Restricted cash	27,373,155	22,149,000
Accounts receivable, Net	8,063,402	11,239,002
Notes receivable	5,526,864	-
Advance to suppliers	1,840,782	1,177,462
Inventories	42,787,195	48,417,875
Prepaid expenses	981,809	280,779
Other receivables, net of allowance of $223,683 and $220,339, respectively	122,465	35,655
Total current assets	87,051,774	83,429,520

Property And Equipment, Net	40,348,619	40,964,363

Construction In Progress	24,434,608	7,324,379

Land Use Rights, Net	9,753,620	9,657,419
Total Assets	$161,588,621	$141,375,681

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,359,879	$2,250,745
Advance from customers	1,779,550	1,368,525
Short term bank loans	45,784,860	38,680,500
Notes payable	50,998,794	40,606,500
Other payables	1,604,246	630,179
Loan from unrelated parties	265,073	338,002
Dividends payable	55,841	46,816
Total current liabilities	102,848,243	83,921,267

Amount due to related parties	4,748,375	4,795,593
Long Term Bank Loan	16,260,957	4,782,900
Accounts Payable - Long Term	-
Warrant Liabilities	78,654	224,362
Total Liabilities	123,936,229	93,724,122

Redeemable convertible series B preferred stock, $0.001 par value; 3,000,000 shares authorized; 300,000 and 300,000 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	360,000	360,000
Stockholders' Equity
Common stock, $0.001 par value; 100,000,000 shares authorized 26,282,518 and 25,077,518 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	26,282	25,077
Additional paid-in capital	18,540,025	18,223,781
Accumulated other comprehensive income	9,621,604	8,982,925
Retained earnings	9,104,481	20,059,777
Total stockholders' equity	37,292,392	47,291,558
Total Liabilities and Stockholders' Equity	$161,588,621	$141,375,681

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three and Six Months Ended June 30, 2013 and 2012
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Sales	$2,714,252	$11,877,543	$5,775,170	$21,938,753

Cost of Goods Sold	3,748,027	8,985,125	7,068,347	16,128,731

Gross Profit (Loss)	(1,033,775)	2,892,418	(1,293,177)	5,810,022

Operating Expenses
Selling expenses	19,895	29,152	37,836	75,950
General and administrative	7,402,091	1,170,462	7,786,673	2,021,861
Depreciation and amortization	51,814	46,826	119,702	103,830
Total operating expenses	7,473,800	1,246,440	7,944,211	2,201,641

Operating (Loss) Income Before Other Income (Expense)	(8,507,575)	1,645,978	(9,237,388)	3,608,381

Other Income (Expense)
Interest expense	(1,054,202)	(1,220,173)	(1,916,650)	(2,449,918)
Interest income	16,502	21	61,806	43
Other expense	-	(215,468)	-	(215,468)
Other income (expense), net	(68)	215,190	253	215,190
Change in fair value of warrants	101,340	445,763	145,708	(33,800)
Total other expense (income), net	936,428	(774,667)	1,708,883	(2,483,953)

(Loss) Income Before Income Tax Expense	(9,444,003)	871,311	(10,946,271)	1,124,428

Income Tax Expense	-	-	-	-

Net Income (Loss)	(9,444,003)	871,311	(10,946,271)	1,124,428

Preferred Stock Dividends	(4,488)	(4,625)	(9,025)	(9,643)

Net Income (Loss) Available To Common Shareholders	(9,448,491)	866,686	(10,955,296)	1,114,785

Other Comprehensive Income
Foreign currency translation gain	492,402	(433,954)	638,679	(10,057)
Total Comprehensive Income (Loss)	$(8,951,601)	$437,357	$(10,307,592)	$1,114,371

Share Data

Basic earnings (loss) per share	$(0.37)	$0.04	$(0.43)	$0.05

Diluted earnings (loss) per share	$(0.37)	$0.04	$(0.43)	$0.05

Weighted average common shares outstanding, basic	25,810,980	23,948,851	25,459,203	23,632,248

Weighted average common shares outstanding, diluted	25,810,980	24,254,661	25,459,203	23,938,058

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2013	2012
Cash Flows from Operating Activities
Net income (loss)	$(10,946,271)	$1,124,428
Adjustments to reconcile net cash provided by (used in) operating activities
Depreciation and Amortization	1,395,836	1,360,692
Related party interest expenses contribution	-	222,860
Stock compensation	317,450	374,333
Change in fair value of warrants	(145,708)	33,800
Bad debt expenses	-	-
Inventory impairment	5,328,291	-
Changes in operating assets and liabilities
Accounts receivable	3,318,834	(557,196)
Notes receivable	(5,481,758)	(257,316)
Other receivables	(85,565)	(31,808)
Advance to suppliers	(640,186)	3,529,409
Inventory	985,140	(6,755,136)
Prepaid expenses	(691,743)	(2,719)
Accounts payable and accrued liabilities	77,525	2,684,917
Advance from customers	387,073	192,640
Taxes payable	110,025	(444,341)
Other payables	844,271	353,241
Net cash (used in) provided by operating activities	(5,226,786)	1,827,804

Cash flows from investing activities
Acquisition of property, plant and equipment	(2,434)	(37,756)
Increase of land use rights	(116,227)	-
Addition of construction in progress	(16,860,357)	(1,109,403)
Net cash used in investing activities	(16,979,018)	(1,147,159)

Cash flows from financing activities
Proceeds from issuing common stock	-	472,000
Proceeds from short term loans	11,312,400	11,074,000
Repayments for short term loans	(4,848,171)	(17,876,600)
Proceeds from long term loans	21,008,743	4,714,360
Proceeds from loan from unrelated parties	(77,421)	9,162,944
Payment of loans from unrelated parties	-	(9,162,944)
Proceeds from loan from related parties	451,524	31,640
Repayments to related parties	(570,533)	(142,380)
Proceeds from stock not yet issued	-	(145,000)
Restrict cash	(4,848,171)	996,660
Proceeds from notes payable	17,776,629	17,876,600
Repayments to notes payable	(17,776,629)	(16,848,300)
Net cash provided by financing activities	22,428,371	152,980

Effect of exchange rate fluctuation	3,787	(4,185)

Net increase in cash	226,354	829,440

Cash and cash equivalents at beginning of period	129,746	521,450

Cash and cash equivalents at ending of period	$356,100	$1,350,890

Supplemental disclosure of cash flow information

Interest paid	$2,451,059	$1,643,371
Income taxes paid	$-	$-

Non-cash activities:

Preferred stock conversion to common stock	$-	$144

Issuance of common stock for compensation	$317,450	$153,800